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Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

        THIS AGREEMENT made effective as of the 11th day of May, 2001 (the "Effective Date").

BETWEEN:

  Dan C. Tutcher, of the City of Houston, in the State of Texas (hereinafter called the "Executive")

    and

  ENBRIDGE INC., a body corporate under the Canada Business Corporations Act, with offices in the City of Calgary in the Province of Alberta

WHEREAS:

        (a)  The Executive is an executive of the Corporation and is considered by the Board of Directors of the Corporation to be a valued employee of the Corporation and has acquired outstanding and special skills and abilities and an extensive background in and knowledge of the Corporation's business and the industry in which it is engaged;

        (b)  The Board of Directors recognizes that it is essential, in the best interests of the Corporation, that the Corporation retain the continuing dedication of the Executive to his office and employment and that this can best be accomplished if the personal uncertainty facing the Executive in the event of a material change in the ownership or the Executive's role within the organization of the Corporation is alleviated;

        (c)  The Board of Directors further believes that the service of the Executive to the Corporation requires that the Executive receive fair treatment, particularly in the event of a termination of employment or loss of office following a material change in the ownership or the Executive's role within the organization of the Corporation where the Executive does not receive an offer of employment within the Corporation, an affiliate, associate or successor of the Corporation comparable to or better than his present employment;

        NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants herein contained and in consideration of the Executive remaining in office and in the employment of the Corporation at the present time and throughout the period of a material change of ownership or organization of the Corporation, it is hereby agreed as follows:

1.
Definitions

        In this Agreement:

  (a)
  "affiliate" means:

  (i)
  one body corporate is an affiliate of another body corporate if one of them is the subsidiary of the other or both are subsidiaries of the same body corporate or each of them is under the control of the same person; and

  (ii)
  two bodies corporate that are an affiliate of the same body corporate at the same time are affiliates of each other;

  (b)
  "associate" when used to indicate a relationship with any person means

  (i)
  a body corporate of which that person beneficially owns or controls, directly or indirectly, shares or securities currently convertible into shares carrying more than ten percent of the voting rights under all circumstances or by reason of the occurrence of an event that has occurred and is continuing, or a currently exercisable option or right to purchase such shares or such convertible securities;

  (ii)
  a partner of that person acting on behalf of the partnership of which they are partners;

    (iii)
    a trust or estate in which that person has a substantial beneficial interest or in respect of which he serves as a trustee or in a similar capacity.

    (iv)
    a spouse or child of that person; and

    (v)
    a relative of that person or of his spouse if that relative has the same residence as that person.

  (c)
  "Compensation Committee" means the Committee of the Board of Directors of the Corporation from time to time appointed to fix the remuneration of executives of the Corporation or, if such Committee has not been appointed, means the Board of Directors of the Corporation;

  (d)
  "constructive dismissal" means, unless consented to by the Executive:

  (i)
  where the Executive ceases to be an officer of the Corporation, unless the Executive is appointed as an officer of a successor to a material portion of the assets of the Corporation;

  (ii)
  a material decrease in the title, position, responsibilities, powers or reporting relationships of the Executive; or

  (iii)
  a relocation of the Executive's principal place of business outside of Houston, Texas; or

  (iv)
  a reduction in the annual salary (excluding bonuses) of the Executive.

  (e)
  "control" means the beneficial ownership of the right, whether such ownership is direct or through affiliates or may be exercised pursuant to a right in contract and whether or not combined with the beneficial ownership of securities of a corporation to which are attached more than fifty percent (50%) of the votes that may be cast to elect directors, to elect a majority of the board of directors of a corporation;

  (f)
  "Corporation" means Enbridge Inc. and such subsidiaries of Enbridge Inc., as the Execuive may be employed by from time to time;

  (g)
  "person" shall have the meaning ascribed to it in the Canada Business Corporations Act;

  (h)
  "subsidiary" of a corporation means, at any time, a corporation of which the Corporation has control at that time, whether directly or indirectly through one or more subsidiaries.

2.
Employment

2.1
Position, Duties and Responsibilities of Executive

        The Executive be employed by the Corporation as Group Vice President, Transportation Group South and shall have such responsibilities and powers as the Board of Directors or the bylaws of the Corporation or the Executive's superiors may from time to time prescribe. The Executive shall devote the whole of his time to the Executive's duties hereunder and shall use his best efforts to promote the interests of the Corporation.

2.2
Term of Agreement

        The term of this Agreement shall commence on the date hereof, and shall continue in effect to and including the earlier of:

  (i)
  the date of voluntary retirement of the Executive in accordance with the retirement policies established for senior employees of the Corporation; or

  (ii)
  the voluntary resignation of the Executive which is not a constructive dismissal; or

  (iii)
  termination as provided in Sections 2.4, 2.5, 2.6 or 2.7.

2.3
Compensation

(i)
Signing Incentive—on execution of this Agreement, and in order to further encourage the Executive to remain in the services of the Corporation, the Executive is hereby awarded a lump sum cash incentive in the amount of two hundred eighty five thousand U.S. dollars ($285,000) payable forthwith and thirty thousand (30,000) options which shall be issued as of the Effective Date of the Agreement and shall be subject to the following vesting schedule:

Following Date of Grant	Aggregate Number of Options Vested
First Anniversary Date	7,500
Second Anniversary Date	15,000
Third Anniversary Date	22,500
Fourth Anniversary Date	30,000
  (ii)
  Annual Base Salary—during the term of this Agreement, the Executive shall receive an annual base salary of two hundred eighty five thousand U.S. dollars (US$285,000) payable semi-monthly. The Corporation shall, in accordance with its customary salary review practices, annually review the Annual Base Salary and, at its sole discretion, may increase it from the level then in effect; in no event shall the Annual Base Salary be reduced during the term of the Agreement from the level specified herein;

  (iii)
  Short and Long Term Incentive Plans—the Executive shall participate in the short term incentive plan of the Corporation at a target participation rate of forty percent (40%) of the Executive's Annual Base Salary and in the long term incentive plan at an exercise price target participation rate of three hundred percent (300%) of the Executive's Annual Base Salary. Except as set forth herein, eligibility, target participation rates, performance criteria, vesting, payment formulas and dates, and all other aspects of the Executive's short and long term incentive plans, including, without limitation, the termination of one or both plans, shall be as determined from time-to-time in the sole discretion of the Corporation;

  (iv)
  Benefits and Perquisites—The Executive shall be eligible to participate in all benefits and retirement programs offered from time to time by the Corporation, including, but not limited to, enrollment on the effective date of this Agreement in the senior management pension plan providing a defined benefit with a two percent (2%) benefit formula recognizing base salary and fifty percent (50%) of short term incentive awards over the best three years of employment. In addition, the Executive shall receive annually in January a lump sum taxable allowance of thirty thousand U.S. dollars ($30,000) to cover the cost of optional items including, but not limited to, automobiles, automobile operating expenses, parking, club memberships, financial planning, retirement planning, tax preparation.

2.4
Termination of Agreement upon Disability of Executive

        If at the end of any month the Executive is and has been for a period of more than twelve (12) months unable to perform the duties specified pursuant to this Agreement in the normal and regular manner due to mental or physical disability, this Agreement may be terminated by the Corporation on thirty (30) days' written notice. Notwithstanding anything contained in this Section 2.4, the Executive shall be entitled to all benefits provided under the disability and pension plans of the Corporation or its affiliates applicable to the Executive at the date of this Agreement.

2.5
Termination of Agreement upon Death of Executive

        If the Executive dies, this Agreement shall be terminated immediately on the date of the Executive's death.

2.6
Termination of Agreement by the Corporation for Cause

        Notwithstanding any provision of this Agreement to the contrary, the Corporation may at any time terminate this Agreement and the Executive's employment hereunder for "Cause" (as hereinafter defined). As used herein, the term "Cause" means either:

  (i)
  gross or willful failure by the Executive to perform the duties customary for individuals holding the position of the Executive hereunder;

  (ii)
  the Executive's habitual unexcused absence over an extended period of time;

  (iii)
  the Executive having committed acts or omissions constituting gross negligence or willful misconduct materially injurious to the Corporation;

  (iv)
  the Executive having committed acts or omissions constituting a breach of the Executive's duty of loyalty or fiduciary duty to the Corporation or any act of dishonesty or fraud with respect to the Corporation;

  (v)
  embezzlement or misappropriation by the Executive of funds or other property of the Corporation or its affiliates;

  (vi)
  conviction of, or a plea of guilty or nolo contendere to, a felony involving an act or acts of dishonesty, fraud or moral turpitude; or

  (vii)
  the Executive having committed acts or omissions constituting a material breach of this Agreement which are not otherwise described in clauses (i) through (vi) of this sentence.

2.7
Termination of Employment by the Corporation or the Employee

        (a)  Except where such termination is pursuant to Section 2.2(i) or 2.2(ii) due to the voluntary retirement or resignation of the Executive or pursuant to Sections 2.4, 2.5 or 2.6, or except where the Executive is offered a comparable position by an affiliate, associate or successor of the Corporation which, if offered by the Corporation, would not constitute a constructive dismissal, the provisions of this Section 2.7 shall apply:

  (i)
  where the Corporation terminates the employment of the Executive for any reason; or

  (ii)
  where the Executive terminates his employment with the Corporation following constructive dismissal of the Executive. For this purpose the Executive may at any time following the constructive dismissal of the Executive terminate his employment with the Corporation upon thirty (30) days' prior written notice to the Corporation,

        (b)  In the event of termination of employment as provided in Section 2.7(a), the Executive shall be entitled to receive, and the Corporation shall pay to the Executive, a severance payment (the "Severance Payment") computed as hereinafter provided. The Severance Payment shall be that amount which is equal to two hundred percent (200%) of the sum of:

  (A)
  twelve (12) times the gross monthly salary paid to the Executive in the last full month of employment of; and

  (B)
  the gross amount of the last bonus paid, under an incentive bonus program of the Corporation or any of its affiliated corporations at the date of such payment, to the Executive immediately preceding the date of such termination of employment. The Corporation may deduct from the Severance Payment as calculated hereby any amount required to be withheld and remitted to any governmental body or agency by applicable law or regulation.

        (c)  In addition to the Severance Payment calculated in accordance with Section 2.7(b):

  (i)
  the Executive shall continue to receive insurance for health care and dental care, life insurance and accidental death and dismemberment coverage during a period of two (2) years following the date of termination unless the Executive declines coverage based upon coverage through another employer; and

  (ii)
  the Executive shall also receive, within thirty (30) days of termination, a lump sum payment equivalent to the Corporation's portion of contributions on behalf of the Executive to the Corporation's Employee Savings Plan for a two (2) year period based upon the base salary of the Executive as at the date of termination.

        (d)  The Executive will also be entitled to receive on termination the normal and any supplemental pension benefits in effect on the date of this Agreement according to the terms of the Corporation's pension plans, or the pension plans of affiliates of the Corporation or according to similar provisions of any successor plan, of which the Executive is a member at the date of termination (the "Plans"). The Executive's total pension entitlement and retirement options will be determined on the basis that the Executive had two (2) additional years of credited service and age under the Plans at his date of termination of employment (over and above his actual years of credited service as otherwise determined). In addition, such additional years of service shall be included for the purpose of determining final or best average earnings assuming that the Executive's monthly rate of salary at the date of termination would have continued unchanged during the period of additional service. For plans that include performance bonuses in the definition of pensionable earnings, the average of the highest three (3) actual bonuses paid in the five (5) years immediately prior to the date of termination shall be used for the purpose of determining final or best average earnings.

        (e)  If, at the time of termination of employment as provided in Article 2.7(a), the Executive holds exercisable but unexercised options for the purchase of shares under any of the Corporation's or its affiliates' stock option plans, the Executive shall be entitled to exercise all options so held in accordance with the terms of such plans. If the Executive holds options for the purchase of shares under any of the Corporation's or its affiliates' stock option plans which are not exercisable at the date of termination of employment in circumstances where this Section 2.7(a) applies, the Corporation will pay to the Executive a cash amount representing the excess, if any, of the fair market value of the shares on the date of termination of employment over the exercise price for such options. Fair market value on the date of termination of employment shall mean the last Board lot sale price on the Toronto Stock Exchange on the last trading day prior to the day of termination.

3.
Integration

        Except for the Executive's rights to continued participation in the Corporation's employee benefit plans, including, without limitation, the Corporation's or its affiliates' stock option plans and savings plans and conditions of employment generally available to other Executives of the Corporation or its affiliates, this Agreement contains the entire agreement between the Parties and supersedes all prior oral and written agreements, understandings, commitments and practices between the Parties, including all prior employment agreements, whether or not fully performed by the Executive before the date of this Agreement. No amendments to this Agreement may be made except in writing signed by both Parties.

4.
Confidential Information

        In the event of termination of employment of the Executive, the Executive agrees to keep confidential all information of a confidential or proprietary nature concerning the Corporation, its subsidiaries and affiliates and their respective operations, assets, finances, business and affairs and further agrees not to use such information for personal advantage, provided that nothing herein shall prevent disclosure of information which is publicly available or which is required to be disclosed under appropriate statues, rules of law, or legal process.

5.
Severability

        The invalidity and unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

6.
Benefit of Agreement

        This Agreement shall enure to and be binding upon the Corporation and its successors and the Executive and his legal representatives but otherwise it is not assignable. It shall be a condition of any transfer by the Corporation of the Executive to any affiliate or associate of the Corporation that, on request of the Executive, such affiliate or associate agree to observe all of the covenants of and be bound by all obligations imposed on the Corporation under this Agreement. The failure to do so shall be deemed to constitute a constructive dismissal of the Executive for the purposes of Section 2.7.

7.
Choice of Law

        This Agreement shall be governed and interpreted in accordance with the laws of the State of Texas, and state and federal courts sitting in Houston, Harris County, Texas shall be the sole and proper forum with respect to any suits brought with respect to this Agreement.

8.
Legal Remedies

        (a)  Payment of Legal Fees.    To the extent permitted by law and except as provided in Section 9(b), the Corporation shall pay all legal fees, costs of litigation prejudgment interest, and other expenses incurred in good faith by the Executive as a result of the Corporation's refusal to pay to the Executive the Severance Payment to which the Executive becomes entitled under this Agreement.

        (b)  Arbitration.    Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration, conducted before a panel of three (3) arbitrators sitting in Houston, Texas in accordance with the rules of the American Arbitration Association then in effect. Judgement may be entered on the award of the arbitrator in any court having proper jurisdiction.

9.
Copy of Agreement

        The Executive hereby acknowledges having received a copy of this Agreement duly signed by the Corporation.

        IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Agreement.

Witness	Executive
ENBRIDGE INC.
Per:

P.D. Daniel President & Chief Executive Officer

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